Exhibit (a)(1)(xii)
LAKES ENTERTAINMENT, INC.
AMENDMENT TO
OFFERING MEMORANDUM CERTAIN OUTSTANDING OPTIONS
TO PURCHASE COMMON STOCK FOR NEW STOCK OPTION GRANTS
THE OFFER AND WITHDRAWAL RIGHTS EXPIRE ON SEPTEMBER 22, 2009 AT 11:00 P.M.,
CENTRAL DAYLIGHT TIME, UNLESS THE OFFER IS EXTENDED
The Date of this Amendment to the Offering Memorandum is September 16, 2009
     Lakes Entertainment, Inc. hereby amends the Offering Memorandum relating to our Offering Memorandum Certain Outstanding Options to Purchase Common Stock for Replacement Options to Purchase Common Stock dated August 25, 2009 (the “Offer”) as set forth herein. All capitalized terms not otherwise defined herein have the meanings defined in the Offering Memorandum. Except as amended, all terms of the Offering Memorandum and all other disclosures set forth in the Offering Memorandum remain unchanged.
     All references to the expiration date of the offer, which was originally on September 22, 2009 at 5:00 p.m., Central Daylight Time, are hereby amended to extend the expiration date of the offer until September 22, 2009 at 11:00 p.m., Central Daylight Time. Until that time, if you have previously elected to accept the offer with respect to your eligible old options, you may withdraw that election with respect to all of these options. If you have previously elected to accept the Offer with respect to your eligible options for exchange and still wish to tender them, no additional action is necessary at this time.